Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN FIRST QUARTER EARNINGS

Aiken, South Carolina (July 27, 2010) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank, today announced earnings for the first quarter of its fiscal year ending March 31, 2011.  The Company reported net income available to common shareholders of $297,000 or $0.12 per common share (basic) for the three months ended June 30, 2010, an increase of $168,000 or 129.89% when compared to net income of $129,000 or $0.05 per common share (basic) for the three months ended June 30, 2009. This increase was primarily the result of an increase in the Company’s net interest income offset slightly by an increase in the provision for loan losses.

Net interest margin for the quarter ended June 30, 2010 increased 43 basis points to 3.14% up from 2.71% for the quarter ended June 30, 2009 and 2.98% for the year ended March 31, 2010. As a result, net interest income increased $595,000 or 9.40% to $6.92 million for the three months ended June 30, 2010 compared to $6.33 million for the three months ended June 30, 2009.

Non-performing assets, which consist of non-accrual loans and repossessed assets net of specific reserves, decreased $1.29 million to $38.91 million at June 30, 2010 from $40.20 million at March 31, 2010. This was also down from $42.82 million at December 31, 2009. Despite two consecutive quarterly decreases in non-performing assets, management of the Bank continues to be cautious about current market conditions and added an additional $1.90 million to the allowance for loan losses through the provision for loan losses, an increase of $500,000 compared to provision expense of $1.4 million for the same period in the previous year. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.02% of total loans held for investment as of June 30, 2010 compared to 2.13% as of March 31, 2010.

Non-interest income for the quarter ended June 30, 2010 decreased $48,000 or 3.36% to $1.38 million compared to $1.43 million for the same quarter in 2009. General and administrative expenses decreased $221,000 or 3.84% to $5.54 million for the three months ended June 30, 2010 compared to $5.76 million for the same quarter in the previous year. General and administrative expenses for the three months ended June 30, 2009 were higher than the current period as a result of a special one-time FDIC assessment totaling $425,000 for the 2009 quarter.

Total assets at June 30, 2010 were $961.67 million compared to $956.00 million at March 31, 2010, an increase of $5.68 million or 0.59% for the three-month period. Net loans receivable decreased $2.46 million or 0.43% to $565.94 million at June 30, 2010 from $568.40 million at March 31, 2010.  Total deposits increased $10.85 million or 1.56% to $705.11 million at June 30, 2010 compared to $694.25 million at March 31, 2010.  Federal Home Loan Bank advances, other borrowings, and subordinated debentures decreased $6.97 million or 3.72% to $180.34 million at June 30, 2010 from $187.30 million at March 31, 2010.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; changes in the level and trend of loan delinquencies and write-offs; economic conditions in the Company’s primary market area ; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	INCOME STATEMENT HIGHLIGHTS

	For the quarter ended June 30,
	2010	2009
Total interest income	$11,351	$12,065

Total interest expense	4,427	5,736

Net interest income	6,924	6,329

Provision for loan losses	1,900	1,400

Net interest income after the provision
for loan losses	5,024	4,929

Non-interest income	1,378	1,426

Non-interest expense	5,539	5,760

Income before income taxes	863	595

Provision for income taxes	322	223

Net income	$541	$372

Preferred stock dividends & accretion
of preferred stock to redemption value	244	243

Net income available to common shareholders	$297	$129

Earnings per common share (basic)	$0.12	$0.05

	BALANCE SHEET HIGHLIGHTS
			%
	June 30, 2010	March 31, 2010	Change

Total assets	$961,675	$956,002	0.6%

Cash and cash equivalents	8,855	8,805	0.6%

Total loans receivable, net	565,937	568,399	-0.4%

Investment and mortgage-backed securities	319,151	311,046	2.6%

Deposits	705,106	694,252	1.6%

Borrowings	180,337	187,303	-3.7%

Shareholders' equity	69,443	67,861	2.3%

Book value per common share	$20.86	$20.22	3.2%

Interest rate spread	3.02%	2.95%	2.4%

Total risk based capital ratio (1)	13.64%	13.30%	2.6%

Non performing assets (2)	38,913	40,200	-3.2%

Non performing assets to total assets	4.05%	4.21%	-3.9%

Allowance as a percentage of gross loans	2.02%	2.13%	-5.2%

(1)- This ratio is calculated using Bank only information and not consolidated information
(2)- Non-performing assets are reported net of specific reserves of $68,000 in June 2010 and $1.80 million in March 2010.